Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

of

BRE Retail Parent Inc.

BRE Retail Parent Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the Corporation is BRE Retail Parent Inc.

SECOND: The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on May 27, 2011.

THIRD: The amendment of the Certificate of Incorporation set forth herein has been duly adopted by the Board of Directors of the Corporation pursuant to Sections 141(f) and 242 of the DGCL and has been, in lieu of a meeting of stockholders, consented to in writing by the holder of the majority of the outstanding stock of the Corporation in accordance with Section 228 of the DGCL.

FOURTH: Article I of the Certificate of Incorporation is hereby amended as follows:

“The name of the Corporation is Brixmor Property Group Inc.”

FIFTH: This amendment to the Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation and on behalf of the Corporation has duly executed this Certificate of Amendment as of June     , 2013.

BRE Retail Parent Inc.

By:	/s/ Steven F. Siegel
Steven F. Siegel
Executive Vice President